Exhibit 10.16

Boston Life Sciences Inc.

20 Newbury Street

Boston, Massachusetts 02116

USA

Dear Sirs:

Re:	Amendment #2 to Agreement between MDS Nordion Inc.

(now NDS Nordion, a division of MDS (Canada) Inc.

dated the 9th day of August, 2000 (the “Agreement”)

Reference is made to the agreement between MDS Nordion Inc. (now MDS Nordion, a division of MDS (Canada) Inc.) and Boston Life Sciences Inc. dated the 9th day of August 2000 (the “Agreement”).

By Amendment effective the 18th day of September, 2001, MDS Nordion and Boston Life Sciences Inc. amended the term of the Agreement. In consideration of $1.00 and other valuable consideration the sufficiency of which is hereby acknowledged, the parties desire to further amend the Agreement and extend the term.

Section 16.1 of the Agreement shall be amended in its entirety and shall read as follows:

“The term of this Agreement shall commence upon the Effective Date, and unless terminated earlier pursuant to this Agreement, shall expire on the earlier of (i) FDA granting of BLSI’s NDA with respect to Altropane for Parkinson’s Disease or (ii) December 31, 2003”

All other terms and conditions in this Agreement shall remain in full force and effect.

The foregoing amendment shall be effective as of the 18th day of September, 2002.

If you agree with the foregoing, please execute this agreement in the space provided below.

Sincerely,

MDS Nordion

Per: /s/ Hélène Guilmette

Name: Hélène Guilmette

Title: V.P. Sales and Marketing

We agree this 18th day of September 2002.

Boston Life Sciences, Inc.

Per: /s/ Marc E. Lanser

        Name: Marc E. Lanser, M.D.

        Title: Chief Scientific Officer

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